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                                                                   Exhibit 23.02

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-57034 of Adelphia Communications Corporation on Form S-3 of our report dated July 29, 1999 (August 26, 1999 as to Note 17), with respect to the consolidated balance sheets of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of operations and cash flows for each of the three years in the period ended May 31, 1999, appearing in the Current Report on Form 8-K, filed September 9, 1999 by Adelphia Communications Corporation, incorporated by reference in such Registration Statement and to the reference to us under the heading "Experts" in the prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
April 10, 2001